Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Dan Campbell, Treasurer & IR Officer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Announces Sale of Steam Methane Reformer

DENVER—September 1, 2009—MarkWest Energy Partners, L.P. (NYSE: MWE) today announced the closing of the sale of its steam methane reformer (SMR) facility currently being constructed at its Javelina processing facility in Corpus Christi, Texas to Air Products and Chemicals, Inc. (NYSE: APD) for proceeds of approximately $73.1 million.

Under the terms of the purchase and sale agreement, Air Products will complete the construction of the SMR, which is expected to be on-stream in March 2010.  In conjunction with the purchase and sale agreement, the companies executed a long-term supply agreement whereby Air Products will provide hydrogen and steam to MarkWest.  The hydrogen produced by the SMR facility, together with hydrogen generated by the Javelina plant, will be sold to MarkWest’s existing refinery customers.

MarkWest intends to use the proceeds from the sale to pay down amounts outstanding under MarkWest’s revolving credit facility and to fund growth capital initiatives.

Morgan Stanley acted as MarkWest’s exclusive financial advisor in connection with the transaction.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.